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                                                                    Exhibit 99.1

                                                    [FERRO LOGO]
                    NEWS RELEASE                    FERRO CORPORATION
                    ------------------------------  1000 Lakeside Avenue
                                                    Cleveland, OH
                                                    44114-1147 USA
                                                    Phone: 216/641-8580

                                                    CONTACT
                                                    John Atkinson
                                                    Director, Investor Relations

FOR IMMEDIATE RELEASE


FERRO FORECASTS SIGNIFICANT FIRST QUARTER REVENUE AND EARNINGS GROWTH


CLEVELAND, April 14, 2003 - Ferro Corporation (NYSE: FOE) announced today that it expects first quarter 2003 revenue and earnings to improve significantly compared with first quarter 2002. The Company anticipates fully diluted earnings per share from continuing operations to be between $0.22 and $0.24, compared with $0.14 per share in the first quarter 2002, as income from continuing operations is expected to increase more than 90 percent. The first quarter 2003 estimate excludes pre-tax charges of $0.8 million related primarily to severance and integration costs. The first quarter 2002 is adjusted for similar pre-tax charges that approximate $1.1 million.

Revenue from continuing operations is expected to increase approximately 10 percent for the Company overall, led by volume increases for Electronics, Color and Glass Performance Materials, Specialty Plastics and Pharmaceuticals. The Company also benefited from a stronger Euro compared with the first quarter 2002.

Earnings for the Coatings segment are expected to show significant improvement due to increased volumes and cost savings related to the integration of the dmc2 businesses, which were acquired in September 2001. The Performance Chemicals segment earnings are expected to be slightly less than the year ago quarter as increased volumes and higher prices were offset by rising raw material costs.

Hector R. Ortino, chairman and chief executive, commented, "The first quarter 2003 will mark the fourth consecutive quarter of earnings growth compared with prior year periods. Most of our key end markets improved after a very soft fourth quarter 2002, but our visibility remains limited. I am encouraged that our Electronic Materials business, which has been hit the hardest during the recent recession, rebounded to show significant improvement compared with the prior year period. The overall economic environment has improved, but the rate of recovery and sustainability is still subject to improving global economic conditions, which is being challenged by the war in Iraq."




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FERRO FORECASTS FIRST QUARTER EARNINGS



Ortino added, "Despite these challenging conditions, we remain confident we will experience significant earnings growth in 2003 due to an improved cost structure and the full year impact of the actions taken during 2002 to further integrate the dmc2 business. Until we are certain a sustainable recovery is underway, we will remain conservative in our management of working capital, discretionary spending and debt reduction."


FIRST QUARTER EARNINGS RELEASE AND CONFERENCE CALL

First quarter earnings will be released before the market opens on Tuesday, April 22, 2003. A conference call to discuss earnings will follow the release at 11 a.m. Eastern Time. If you wish to participate in the call, dial (877) 310-1794 if calling from the United States or Canada, and dial (706) 643-3611 if calling from outside North America. Please call the assigned number approximately 10 minutes before the conference call is planned to begin.

A replay of the call will be available from 12 noon Eastern Time on April
22 until 6 p.m. Eastern Time on April 24. To access the replay, dial (800) 642-1687 if calling from the United States or Canada, and dial (706) 645-9291 if calling from outside North America. Please reference the conference identification number 9128491.


Ferro Corporation is a major international producer of performance materials for industry, including coatings and performance chemicals. The Company has operations in 20 countries and recorded sales of $1.5 billion in 2002. For more information on Ferro, visit the Company's Web site at http://www.ferro.com/ or contact John Atkinson, 216-875-7155.

This press release contains statements about future events and expectations that may constitute "forward-looking statements" within the meaning of the federal securities laws. Actual results may be materially different. These forward-looking statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company's operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For a full explanation of the risks associated with forward-looking statements, please refer to the Company's SEC filings.

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